UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2013

Cliffs Natural Resources Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Public Square, Suite 3300, Cleveland, Ohio		44114-2315
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On January 24, 2013, Cliffs Natural Resources Inc. (the "Company") issued a press release announcing, among other things, that it expects to incur non-cash impairment charges and to record a valuation allowance against certain of its deferred tax assets, which will result in a charge, in the fourth quarter of 2012. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06 Material Impairments.

On January 24, 2013, the Company announced that it expects to report a non-cash pre-tax impairment charge of approximately $1.4 billion in its fourth quarter operating results. In connection with its annual impairment test conducted in the fourth quarter of 2012 and reviewed with its Board of Directors on January 23, 2013, the Company determined that approximately $1 billion of goodwill related to the 2011 acquisition of Consolidated Thompson Iron Mines Limited was impaired. The impairment is driven primarily by the project’s anticipated lower long-term volumes and higher capital and operating costs.

In addition, as previously disclosed, the Company’s Board of Directors has approved the sale of its 30 percent interest in Amapá. The Company expects to record a non-cash pretax impairment expense of $365 million in its fourth-quarter 2012 results.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

99.1 Cliffs Natural Resources Inc. press release dated January 24, 2013 (furnished pursuant to Item 2.02 of Form 8-K)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

January 24, 2013	By:	/s/ Carolyn E. Cheverine

Name: Carolyn E. Cheverine
Title: Vice President, General Counsel & Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Cliffs Natural Resources Inc. press release dated January 24, 2013 (furnished pursuant to Item 2.02 of Form 8-K)